CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ZEVOTEK, INC.

Zevotek, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify the following:

I.           The amendment to the Corporation’s Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and thereafter was duly adopted by the consent of the holders of a majority of the outstanding voting stock of the corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

II.           Article FOURTH of the Corporation’s Certificate of Incorporation is amended by deleting the first sentence thereto and inserting the following in lieu thereof to read as follows

“The total number of shares which the Corporation shall have authority to issue is 5,010,000,000, consisting of 5,000,000,000 shares of common stock, par value $0.00001 per share (the “Common Stock”) and 10,000,000 shares of preferred stock, par value $0.00001 per share.”

IN WITNESS WHEREOF, the undersigned hereby duly executes this Certificate of Amendment hereby declaring and certifying under penalty of perjury that this is the act and deed of the Corporation and the facts herein stated are true, this 13th day of October, 2009.

ZEVOTEK, INC.

By:	/s/ Adam Engel
Adam Engel, President